Exhibit 10.2
THE WEINSTEIN COMPANY
375 Greenwich Street, 3rd Floor
New York, New York 10013
Dated as of December 24, 2009

The Film Department LLC
8439 Sunset Blvd.
4 2nd Floor
West Hollywood, CA 90069

Re:	Amended and Restated Exclusive Output Distribution Agreement
Dear Gentlepersons:
The following sets forth the terms of the agreement (this “Agreement”) between The Film Department LLC, a limited liability company organized under the laws of the state of Delaware (inclusive of any of its affiliated, subsidiary or related entities, herein collectively, “Licensor”) and The Weinstein Company LLC (“TWC”) regarding the exclusive license of certain rights in and to certain feature motion pictures as further set forth herein. For good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto hereby agree as follows:
This Agreement when fully executed shall supersede and replace the Term Sheet dated as of December 24, 2009 entered into between TWC and Licensor.
1. Output Agreement/Pictures:
     (a) Eligible Pictures: “Eligible Pictures” shall have the meaning set forth on Schedule 1 attached hereto and incorporated herein.
     (b) Pictures: “Pictures” shall have the meaning set forth on Schedule 1 attached hereto and incorporated herein.
     (c) Rights: “Rights” shall have that meaning set forth on Schedule 1 attached hereto and incorporated herein. Subject to the terms of Paragraph 1(d) below whereby Licensor is not required to formally assign the Rights by delivery of the “Short Form Assignment” (as defined below) until the date set forth in Paragraph 1(d) below, Licensor hereby grants TWC on an exclusive basis all Rights in and to each Picture in the Territory for the duration of the “License Term” (as defined herein).
     (d) Conditions Precedent: On a Picture-by-Picture basis, all of TWC’s obligations hereunder with respect to each Picture shall be subject to the following conditions (collectively, the “Conditions Precedent”): (i) TWC’s receipt and approval of the chain of title to such Picture including without limitation “Security Documents” (as defined herein) and a short form assignment in the form attached hereto and incorporated herein as Exhibit A (“Short Form Assignment”), which shall be provided by Licensor to TWC promptly upon TWC’s request provided that Licensor shall not be required to deliver a Short Form Assignment for a Picture until the earlier of (x) the date on which Licensor first provides TWC with a “Release Date Notice” (as defined herein) for such Picture and (y) six (6) months prior to the scheduled Initial Theatrical Release date for such Picture; and (ii) TWC’s receipt from Licensor, no later than the date that is one hundred twenty (120) days prior to the Initial Theatrical Release of a

Picture, of 100% of the amount of “P&A Budget” (as defined herein) for such Picture or TWC’s receipt from Licensor of such other financial assurances to secure TWC’s receipt of the amount of the P&A Budget (in a form acceptable to TWC in its sole discretion) for the full amount of such P&A Budget (“Funding Condition Precedent”). Notwithstanding the foregoing or anything else to the contrary in this Agreement, the parties acknowledge and agree that on a Picture-by-Picture basis, the actual “licensor” to TWC of the Rights set forth herein may be a single purpose company which contains no assets other than the applicable Picture (“SPC”), and in such event, Licensor shall cause the SPC to execute the Short Form Assignment in lieu of Licensor provided that the SPC agrees in writing to be bound by all of the terms, conditions and obligations hereof and provided further that Licensor shall remain liable hereunder with respect to all Pictures.

(e) Right of Withdrawal: TWC shall have the right to notify Licensor at any time that any Eligible Picture or Picture is withdrawn from TWC’s Pay Television Service for legal or liability reasons as reasonably determined by TWC in TWC’s good faith judgment. If TWC notifies Licensor of such withdrawal, the applicable provisions of TWC’s Pay TV license agreement then in-effect shall apply to such Eligible Picture and/or Picture, and the rights and obligations of the parties under this Agreement shall be adjusted accordingly. For purposes of clarification, upon the expiration of the rights of TWC’s Pay Television Service in a Picture following a withdrawal, the License Term in the Pay TV Rights shall expire, and TWC’s Pay TV Rights in such Picture shall also terminate (and TWC’s lien solely in the Pay TV Rights for such Picture shall terminate; provided that TWC shall remain entitled to receive its fee on any Pay TV GR for such Picture).

(f) Development Schedules: Licensor shall provide TWC throughout the Term, on a no-less-than monthly basis, with detailed schedules of properties in development or which have been acquired by Licensor and which are intended to be or which may become an Eligible Picture hereunder. Such schedules shall include all information relevant to TWC as distributor regarding each such property including, without limitation, tentative title and underlying rights (including without limitation drafts of treatments and/or screenplays), key creative attachments, and development or production status (including without limitation greenlight date, actual or scheduled commencement of principal photography date, and scheduled Initial Theatrical Release date).

2. Term/License Term: The term of this Agreement shall commence as of January 1, 2010 and continue for four (4) years (i.e., through December 31, 2013) (the “Term”). The “License Term” for each Picture shall have that meaning set forth in Schedule 1 attached hereto and incorporated herein.

3. Territory: the United States, the Bahamas, Bermuda and Caribbean Basin, and their respective territories and possessions, including, without limitation, Guam, Puerto Rico, the U.S. Virgin Islands, the Caroline Islands, American Samoa, Northern Marianas Islands and Wake Islands (collectively, the “Territory”). TWC’s Theatrical Rights and Free Television Rights in the Bahamas and Bermuda shall be on a non-exclusive basis. TWC’s rights in the Caribbean Basin shall be limited solely to the Pay TV Rights and shall be on a non-exclusive basis.

4. Creative Rights: With respect to each Picture, the parties shall have the approval and consultation rights set forth in Schedule 2 attached hereto and incorporated herein by this reference.

5. Theatrical Exploitation:

(a) Marketing Materials and Costs: Subject to the terms of Paragraph 4 above, Licensor shall be responsible for creating, at its sole cost and expense, all marketing materials for each Picture

(including without limitation, all trailers, teasers, posters, key art, etc.) and for delivering the same to TWC as part of Delivery. Subject to the terms of Paragraph 4 above, Licensor shall be responsible for creating each Picture a media plan (“Media Plan”), P&A budget which shall include 100% of the P&A Costs for each Picture (“P&A Budget”) and P&A cashflow schedule (“P&A Cashflow”). Licensor shall be responsible for providing in advance and paying for 100% of all “P&A Costs” for each picture as set forth in Paragraph 1(d)(ii), above (i.e, “P&A Costs” means all marketing, advertising, publicity, promotion and releasing costs, charges and expenses incurred in connection with the theatrical release of the Picture, including, without limitation, the cost to test the Picture, buy media, rate the Picture, create prints, television spots, trailers, posters and all other artwork, and P&A Costs expressly exclude any TWC overhead). Provided that the Conditions Precedent have been satisfied, TWC shall exploit the Theatrical Rights in each Picture pursuant to the Media Plan, P&A Budget and P&A Cashflow for such Picture, including, without limitation, (i) booking theaters (including so-called “holdovers”) and buying media for each Picture, (ii) collecting from, and settling with, exhibitors using TWC’s reasonable good faith commercial efforts to obtain settlement rates favorable to Licensor; (iii) using reasonable good faith commercial efforts to place posters and trailer for the Pictures in theaters that will be exhibiting the Pictures; (iv) discussing box office reports and TWC’s analysis of same with Licensor using TWC’s good faith business judgement; (v) having weekly conference calls and/or meetings with Licensor to discuss distribution matters related to the Eligible Pictures and Pictures; and (vi) using TWC’s reasonable good faith commercial efforts to provide Licensor with prompt access to the relevant information contained in TWC’s real-time computerized box-office reporting and NRG tracking. For the avoidance of doubt, TWC shall not be required under any circumstances to expend funds out of pocket or on TWC’s own account for the distribution of any Picture.

(b) Media Plan: With respect to the implementation of the Media Plan for each Picture, Licensor shall set up an account (“Licensor Agency Account”) for each Picture with Palisades Media or such other electronic (i.e. television, radio and internet) media buying agent as designated by TWC (“Media Agency”). Provided that no later than the satisfaction of the Funding Condition Precedent for such Picture Licensor has (i) created the Licensor Agency Account and obtained the Media Agency’s written approval with respect to the terms of this Paragraph 5(b) (including Media Agency acknowledgement of the last sentence of this subparagraph (b)) and (ii) provided the Licensor Agency Account details to TWC, notwithstanding anything to the contrary set forth herein, in lieu of Licensor paying TWC or providing other financial assurances acceptable to TWC for that portion of the P&A Costs that are allocated in the P&A Budget to be spent on a Media Agency (“Media Spend”), TWC shall book all electronic media (in accordance with the Media Plan, P&A Budget and P&A Cashflow) for such Picture directly with the Media Agency, but shall charge the entire Media Spend to the Licensor Agency Account which shall then be payable directly and solely by Licensor. Licensor acknowledges and agrees that if the Licensor Agency Account is timely created as set forth in this Paragraph 5(b), than TWC shall have no obligation to pay and no liability in connection with the Media Spend, Media Agency and/or the Licensor Agency Account, and, provided that TWC has billed the Media Spend to the Licensor Agency Account in accordance with the P&A Cashflow and P&A Budget, Licensor does not hereby indemnify and hold TWC harmless with respect to any claims regarding each Media Spend, Media Agency, and/or Licensor Agency Account.

(c) Initial Theatrical Release Date: Notwithstanding anything to the contrary set forth herein, Licensor shall provide TWC with at least six (6) months prior written notice (email is acceptable for these purposes) with such written notice expressly stating that Licensor is setting an Initial Theatrical Release date for a Picture for all purposes under this Agreement (“Release Date Notice”), before setting such Initial Theatrical Release date and at least three (3) months prior written notice before changing a previously established Initial Theatrical Release date for a Picture. If Licensor provides less than three

(3) months notice (from both the old date and the new date) before changing a previous estimated Initial Theatrical Release date for a Picture then TWC may, after good faith consideration of such date, in its discretion refuse changes to the date (in which case Licensor shall remain obligated to fund the P&A Budget therefor), or if an initial date is being set with less than three (3) months notice, TWC may reject such date (in which case Licensor shall designate another date with at least three (3) months notice and otherwise in accordance with the terms hereof). Licensor agrees to coordinate its release schedule in good faith with TWC so as not to set a release date for a Picture hereunder is on the same weekend as other motion pictures to be released by TWC and/or its affiliates (and solely with respect to Pictures that are in a competing genre with other TWC motion pictures, the initial release date for such Picture shall not be less than then (10) days before or after the release dates of other competing genre TWC motion pictures). Notwithstanding the foregoing, TWC will not request that Licensor change a release date for a Picture unless TWC believes in good faith that such Picture may be directly competitive with another TWC-released motion picture as to core audience; provided that if TWC does believe in good faith that the pictures are directly competitive as to core audience then Licensor shall change the Initial Theatrical Release for such Picture. For purposes of clarity, once Licensor has designated a release date for a Picture pursuant to a Release Date Notice in accordance with this Agreement, TWC shall not request a change (and Licensor shall not be required to change) in Licensor’s initially scheduled release date to accommodate a later-scheduled TWC picture that may be competitive with such Picture and TWC shall not schedule a release date for other motion pictures to be released by TWC and/or its affiliates that is one the same weekend as a Picture hereunder (and solely with respect to TWC pictures that are in a competing genre with a Picture hereunder, TWC shall not set a release date for such picture that is less than ten (10) days before or after the release date of such Picture). TWC shall use commercially reasonable efforts to provide Licensor on a monthly basis with the current scheduled theatrical release dates of all pictures being distributed by the majors and mini-majors.

6.  Pay TV Exploitation: The Pay TV Rights in the Pictures shall be exploited by TWC pursuant to the terms and conditions set forth on Schedule 3 attached hereto and incorporated herein by this reference (and Licensor hereby agrees to comply, and to require its licensees and assignees to comply, with all such terms).

7.  Free TV Exploitation: Subject to the terms of Paragraph 4 above, TWC shall use its reasonable good faith commercial efforts to license the Free TV Rights in each Picture for the highest possible license fee.

8.  Distribution Terms: “Gross Receipts” shall be defined and allocated in accordance with the terms and conditions set forth on Schedule 4 attached hereto and incorporated herein.

9.  Delivery:

(a) “Delivery” means delivery to and acceptance by TWC of each Picture in accordance with the terms of this Agreement and in accordance with the delivery schedule attached hereto and incorporated herein as Exhibit B (the “Delivery Schedule”). All costs of Delivery to TWC will be borne by Licensor. Licensor agrees to cause Delivery of each Picture to occur on or before the date that is sixty (60) days prior to the Initial Theatrical Release of such Picture (“Outside Delivery Date”) provided that publicity and promotional materials shall be delivered no later than ninety (90) days prior to the Initial Theatrical Release. Timely Delivery by Licensor to TWC is of the essence of this Agreement and Licensor acknowledges and agrees that TWC shall have no obligation to exploit a Picture if timely Delivery of such Picture by the Outside Delivery Date has not occurred. Licensor agrees that, in addition to the Delivery Schedule, in the event any foreign language or other versions of the Pictures are created, TWC shall have free access to any such materials and/or versions of such Pictures.

(b) The procedures for delivery, inspection and cure shall be as follows:

(i) Inspection/Cure.  TWC shall have thirty (30) days following TWC’s receipt of written notice from Licensor that complete Delivery has been effected (the “Inspection Period”), to inspect and review the delivery materials for compliance with the technical delivery requirements hereunder. In the event TWC determines that Delivery of an item has not been properly effected, then prior to the expiration of the Inspection Period, TWC shall so notify Licensor in writing (the “Rejection Notice”), which Rejection Notice shall set forth with specificity any Delivery items(s) furnished to TWC which are defective and/or any Delivery item(s) not timely tendered to TWC for inspection. Licensor shall have fourteen (14) days from its receipt of the Rejection Notice to cure any defect in a given Delivery item. If and when Licensor believes that Licensor has cured any defect respecting any Delivery item, then Licensor shall so notify TWC in writing (the “Cure Notice”) that Delivery of the subject item has been effected. TWC shall have fourteen (14) days from its receipt of the Cure Notice and the cured/additional Delivery items(s) (the “Re-Inspection Period”) to re-inspect the subject item and accept delivery, or, alternatively, reject delivery by sending another Rejection Notice to Licensor. Subject only to the dispute resolution provision below, TWC shall have no obligation to Licensor hereunder if Delivery is not timely effected, and Licensor shall promptly reimburse TWC for all payments theretofore made by TWC to Licensor hereunder (provided that the foregoing shall not limit in any way TWC’s right to assert any claims or remedies against Licensor and to seek any other damages to which TWC may be entitled as a result of such failure). For the sake of clarity, a failure by TWC to deliver any required notice set forth above shall be deemed acceptance of the item(s) in question by TWC.

(ii) Dispute Resolution.  In the event of any dispute between TWC and Licensor regarding Licensor’s delivery and/or TWC’s acceptance of a Delivery item, the parties shall proceed according to the IFTA dispute resolution procedures.

10. Credit: Subject to the terms of Schedule 5 (attached hereto and incorporated herein by reference) TWC shall receive a first position logo and first position presentation credit in connection with each Picture on screen (each on separate unshared cards) and in the billing block of all paid ads in the Territory and shall receive a static distributor logo as the last card in the end credit roll. TWC shall also have the right to accord credits to any of its subdistributors at the beginning or end of the Picture and in connection with advertising for the Picture; provided that TWC shall not accord credit to any subdistributor of the Theatrical Rights without Licensor’s prior written approval. TWC shall adhere to all credit obligations of which it is notified in writing and provided further that no casual or inadvertent failure by TWC or its subdistributors shall constitute a breach hereof. Promptly following TWC’s receipt of written notice detailing, with reasonable specificity, a failure by TWC to comply with such credit obligations, TWC shall use commercially reasonable efforts to prospectively cure such failure on materials created after the date of such notice, provided that in no event shall TWC be obligated to recall any materials (including prints, one-sheets, etc.) created prior to such notice. Each Picture as delivered to TWC shall contain all required screen credits, and, provided that TWC does not alter such credits, Licensor does hereby indemnify and hold TWC harmless with respect to any claims regarding such screen credits.

will not be any, liens or encumbrance against each Picture which may adversely affect TWC’s rights hereunder, other than liens identified in Paragraph 19 hereof, which will be subject to nondisturbance, intercreditor and/or subordination agreements, as applicable, with such lien holders to be negotiated in good faith; (c) each Picture and any advertising or publicity materials supplied by Licensor hereunder shall not contain any material which violates or infringes or may violate or infringe, nor will exploitation of the Rights in accordance with this Agreement violate or infringe, the copyright of any person, firm or corporation or any other common law or other right including without limitation, any right of privacy or trademark, of any person, firm or corporation; (d) every musical composition contained in each Picture, every performance of a musical composition contained in each Picture, and every photograph, clip, likeness and all other materials contained in each Picture have been licensed for use (or is otherwise fully cleared for use) in and in connection with such Picture (and all advertising therefor) for the entire License Term for the Territory, that all required license fees are fully paid, and that TWC and its licensees shall not be responsible for any additional fees (whether in the nature of residuals or otherwise) in connection therewith; (e) all costs of production of each Picture, including, without limitation, all compensation, laboratory costs, license fees and royalties will be paid in full prior to Delivery except any deferred costs, participations and/or guild residuals, all of which shall be payable by Licensor; (f) there is no action, suit or proceeding relating to the Pictures pending or threatened, before any court, administrative or governmental body which might materially affect TWC’s rights hereunder; (g) there are no defects in the chain-of-title to the Pictures which would affect any of TWC’s rights hereunder; (h) Licensor has obtained the rights to use the name and likeness of all cast, producers and the director in the marketing and advertising of the Pictures subject to reasonable name and likeness consultation and/or approval rights contained in the cast, producer, and director agreements; (i) the Pictures have not heretofore been exploited anywhere in the universe in any medium and (j) E&O insurance with standard limits of at least $3 million/$5 million and deductibles of $25,000 to $50,000, respectively, has been obtained or will be obtained prior to delivery by Licensor in connection with each Picture and TWC (and any distributors that TWC requests) will be added as an additional insured party listed thereon. TWC and Licensor each represent and warrant that it is duly formed and in good standing in its state of incorporation and has full authority to enter into and perform the terms of this Agreement.

12.     Editing:  With respect to each Picture, TWC (and its subdistributors, affiliates and licensees) shall not cut or delete or edit any portion of any such Picture without the express written consent of Licensor. Notwithstanding the foregoing, TWC (and its subdistributors, affiliates and licensees) shall have the right to (i) time-compress a Picture, (ii) modify the size of the end credits of a Picture, (iii) make voice-over announcements over the end credits of a Picture, (iv) exhibit the name and/or logo of a television station or service, its subdistributors, affiliates and licensees during the exhibition of a Picture; (v) dub and/or subtitle a Picture, (vi) cut for rating (provided that TWC shall not cut the Picture for rating in the United States other than in connection with television releases), censorship, television commercial interruptions, to comply with broadcasting statutory practices, standards or regulations, and/or to avoid any liability that TWC reasonably believes might be imposed without such edits, cuts or alterations. Notwithstanding anything herein, TWC and/or TWC’s Pay Television Service shall have the right to down-convert, scale, up-convert, pan and scan, center cut or alter the resolution of each Picture.

13.     Indemnification:  Licensor will, at its own expense, defend, indemnify and hold harmless TWC, its parent company and any and all related or affiliated entities, its officers, employees, agents, licensees and assignees, from any and all loss, damage, liability or expense (including reasonable outside attorney’s fees and expenses on a full indemnity basis) resulting from any material breach of Licensor’s representations, warranties and/or agreements herein, and/or resulting from or arising from the development, production, distribution, marketing, or other exploitation of the Pictures. With regard to any matters for which Licensor is indemnitor, Licensor may elect, in its sole discretion, to control the applicable action or proceeding, in which event TWC may join in any such action or proceeding and be represented by its own counsel at its sole cost; provided TWC shall have the right (not to be unreasonably withheld) to approve the counsel engaged by Licensor, which counsel shall be experienced in motion picture law and disputes of the same nature and (b) Licensor may not settle any claim without TWC’s consent unless such settlement includes an explicit confidentiality provision, a full release of TWC, does not impose any payment obligations on TWC and does not require TWC to admit any wrongdoing. TWC shall, at its own expense, defend, indemnify and hold harmless Licensor, its parent company and any and all related or affiliated entities, its officers, employees, agents, licensees and assignees, from any and all loss, damage, liability or expense (including reasonable outside attorneys’ fees and expenses on a full indemnity basis) resulting from any material breach of TWC’s representations, warranties and/or agreements herein (other than those claims for which Licensor must indemnify TWC as set forth above). With regard to any matters for which TWC is indemnitor, TWC may elect, in its sole discretion, to control the applicable action or proceeding, in which event Licensor may join in any such action or proceeding and be represented by its own counsel at its sole cost. TWC may not settle any claim for which it is indemnifying Licensor without Licensor’s consent unless such settlement includes an explicit confidentiality provision, a full release of Licensor, does not impose any payment obligations on Licensor and does not require Licensor to admit any wrongdoing.

14. Confidentiality/Press Release: The terms of this Agreement shall remain confidential and neither party shall disclose any such information without the other party’s written consent. Notwithstanding the foregoing, confidential information regarding this Agreement may be disclosed by either party (i) to such party’s attorneys, investors, parent companies, financiers, accountants and other advisors (provided that such third parties, in each instance, agree to maintain confidentiality on the same basis as set forth herein), and (ii) to the extent such confidential information is required to be disclosed by court order, subpoena or other judicial or legal process or (iii)  by TWC to the extent necessary to exploit the Rights granted hereunder. If TWC or Licensor elects to issue an initial press release concerning this Agreement, TWC shall prepare the content and timing of such press release with Licensor’s mutual approval. Notwithstanding anything to the contrary in this Paragraph or elsewhere in this Agreement, the Confidentiality Agreement between the parties dated December 1, 2009 shall remain in full force and effect and nothing herein shall be deemed to diminish Licensor’s confidentiality obligations as set forth in said Confidentiality Agreement.

15. Governing Law/Dispute Resolution: This Agreement shall be construed in accordance with the laws of the State of New York (without giving effect to principles of conflict of laws). All disputes arising out of this Agreement or the alleged breach of it shall be resolved and adjudicated in the Federal, State or City Courts located in New York County. Each of the parties hereto hereby submits to the jurisdiction and venue of said courts and waives its rights to have disputes arising out of this Agreement adjudicated in any other forum. Notwithstanding the foregoing, any dispute regarding whether or not Delivery has been effected shall be submitted to arbitration pursuant to the IFTA Rules of Arbitration. In the event of any dispute relating to the subject matter hereof, Licensor’s sole remedy shall be to pursue an action at law for money damages (or arbitration with respect to Delivery disputes), and Licensor agrees that Licensor shall nor seek or be entitled to enjoin the distribution, advertising or exploitation of any Picture or the exercise of any of the Right granted herein or terminate or rescind this Agreement. With respect to any breach of this Agreement (other than delivery breaches which shall be governed pursuant to Paragraph 9(b)), neither party shall be in breach of this Agreement until they have received written notice from the non-breaching party and been given a 15 business day opportunity to cure following receipt of such written notice. No failure on the part of Licensor or TWC to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive or in limitation of any other right or remedy provided at Law or in equity except as otherwise provided for herein. Notwithstanding anything to the contrary, this Paragraph shall be subject to the terms and conditions set forth on Schedule 6 (attached hereto and incorporated herein by reference).

16.  Assignment: TWC, in its sole discretion, shall have the right to assign or license any and all of its rights and obligations hereunder to any person or entity; provided that upon any such assignment TWC shall remain primarily liable hereunder. TWC shall also have the right to assign and pledge its rights hereunder in connection with financing arrangements entered into by TWC and its affiliates, it being understood and agreed that any such assignment and or pledge shall not diminish or impair Licensor’s rights hereunder. Licensor shall not assign this Agreement or any of its rights or obligations hereunder without TWC’s prior written consent. Nothing contained in this Agreement shall be construed as creating an agency, partnership, joint venture or fiduciary relationship between the parties. Licensor shall have the right to assign and pledge its rights hereunder in connection with financing arrangements entered into by Licensor and its affiliates, it being understood and agreed that any such assignment and or pledge shall not diminish or impair TWC’s rights hereunder.

17.  Accounting and Audit: TWC shall maintain full and complete records of all matters relating to the exploitation of the Rights in the Pictures. TWC shall account to Licensor in a customary industry manner on a monthly basis from the end of the first month following the release of each Picture in the Territory and all accountings (and payments when due as aforesaid), shall be on a monthly basis until the date that is eighteen (18) months after the release of each Picture, on a quarterly basis for the next two (2) years, then on a semi-annual basis for the next two (2) years and annually thereafter (to the extent there are Gross Receipts). All accountings hereunder shall be sent to Licensor within forty-five (45) days of the end of the relevant accounting period and be accompanied by payment of all sums due to Licensor thereunder. Licensor shall have customary motion picture industry audit rights, at Licensor’s expense, in connection with the Picture to be exercised not more than once per calendar year during reasonable business hours to be conducted by a certified public accountant and otherwise in accordance with custom and practice in the industry and in a manner that will not frustrate TWC’s business. Licensor shall notify TWC in writing of its intention to audit TWC’s books, specifying at least the statement upon which Licensor’s audit is to be based, and such audit must be commenced within sixty (60) days of such written notice and completed within thirty (30) days of such commencement. Any statement to which Licensor does not raise an objection within three (3) years of its delivery shall be deemed conclusive and final, and Licensor may not thereafter raise a claim with respect to any item first reported on such statement (i.e., the continued inclusion of any item on subsequent statements shall not operate to extend the three (3) year period that applies to such item as of the first statement on which it appeared).

18.  Holdback: Licensor shall not authorize the Mexican and/or Canadian free or basic television exhibition (or exhibition on another similar service) of any Picture (or any version thereof) in the cities of Toronto, Niagara Falls, Windsor, Vancouver, Tijuana or Juarez, earlier than 30 days after the end of the First Window for such Picture.

19.  Security Interests:

(a) To the extent necessary for TWC to exercise the Rights granted hereunder and to secure TWC’s rights to monies hereunder, Licensor hereby agrees to grant to TWC (or if applicable to cause the applicable SPC to grant to TWC) on a Picture-by-Picture basis a first priority (subject to the final sentence of this paragraph (a)) security interest in all of Licensor’s (and/or the SPC’s, if applicable) right, title and interest in and to the Rights in each Picture in the Territory during each License Term and all results and proceeds thereof (the “Collateral”). Licensor agrees that such security interest shall be granted concurrently with delivery to TWC of the Short Form Assignment, but in no event later than the execution of an interparty agreement between TWC and Licensor’s (and/or the SPC’s, if applicable)

financiers and completion guarantor. Licensor (and/or the SPC, if applicable) agrees to take all actions reasonably requested by TWC from time to time in order to create, perfect, protect, preserve and maintain the perfection and priority of such security interests in the Collateral to be granted by Licensor (and/or the SPC, if applicable) to TWC in accordance with this Agreement, including without limitation, (i) executing and delivering to TWC a security agreement and all such financing statements and other instruments (including, but not limited to, a copyright mortgage with respect to each Picture) as TWC reasonably shall request to create, perfect, protect, preserve and maintain the perfection and priority of any such security interest, the form of which the parties hereto agree to negotiate in good faith (collectively, the “Security Documents”), and (ii) filing, registering and/or recording such Security Documents (as applicable). Notwithstanding the foregoing, TWC acknowledges and agrees that any security interest in the Collateral to be granted to TWC in accordance with the terms hereof shall be subject to the rights of any third party distributors and subject and subordinate to the security interests of each Picture’s financiers, completion guarantor and third party distributors and the applicable guilds and labs pursuant to nondisturbance, intercreditor and/or subordination agreements, as applicable, to be negotiated in good faith.

(b) TWC will grant the SPC for each Picture, on a Picture-by-Picture basis, a security interest in the Rights and the products and proceeds thereof that are payable to Licensor (or such SPC) solely in the Territory (“Licensor Collateral”) to be negotiated in good faith subject to customary non-disturbance language, including without limitation, such lien being subject to the distribution rights of TWC’s subdistributors and licensees, and subject to SPC’s agreement to not exercise its remedies as a secured creditor except (A) if (i) a third party judgment or secured creditor of TWC takes action against a material portion of the Licensor Collateral, and (ii) such action by the third party judgment or secured creditor is reasonably likely to result in this Agreement not being fully and timely performed by TWC (including timely payment of all sums due and owing to Licensor hereunder) or (B) in the event of TWC’s bankruptcy (or other similar proceedings), SPC may exercise any of its remedies as a secured creditor other than its foreclosure remedies which foreclosure remedies may only be exercised if (i) a third party judgment or secured creditor of TWC takes action against a material portion of the Licensor Collateral, and such action by the third party judgment or secured creditor is reasonably likely to result in this Agreement not being fully and timely performed by TWC (including timely payment of all sums due and owing to Licensor hereunder) or (ii) there is a subsequent material uncured breach by TWC of its material obligations unless such breach or non-performance is a result of a court order. In connection with TWC’s granting of such security interest, TWC shall execute and deliver to SPC a copyright mortgage and other required security documents reflecting the foregoing (“Lien Documents”), subject to good faith negotiations, and TWC covenants and agrees that it has not and will not execute any conflicting transfer or security interest prior to execution and delivery to SPC of such Lien Documents. If, at the time that Licensor grants the Rights to TWC, there is actually an existing lien on the Licensor Collateral that TWC has previously granted, TWC shall have such lien removed promptly or shall cause such lien holder to enter into a customary intercreditor agreement with Licensor, subject to good faith negotiation.

20. Further Documents: Licensor and TWC shall execute or cause to be executed such documents and other instruments and take or cause to be taken such further actions as may be reasonably necessary or desirable to evidence, effectuate or confirm the provisions of this Agreement and the transactions contemplated by this Agreement. At TWC’s written request, Licensor will execute, acknowledge and deliver to TWC any and all additional documents TWC may deem reasonably necessary to evidence and effectuate any and all of TWC’s rights under this Agreement and Licensor hereby irrevocably appoints TWC as attorney-in-fact with full power to execute, acknowledge, deliver and record in the U.S. Copyright Office or elsewhere any and all such documents Licensor fails to execute, acknowledge and deliver within five (50) business days after TWC’s request. TWC shall provide Licensor with copies of all documents executed on Licensor’s behalf; provided that inadvertent failure to provide such copies shall not be a breach hereunder. The appointment shall be a power coupled with an interest.

21. Compliance Warranty: With respect to all persons filmed or photographed in connection with the Pictures on or after March 18, 2009, Licensor represents, warrants and covenants (or if Licensor is not the “Primary Licensor”’ [as defined in 28 C.F.R. Sec. 75.1(c)(1)] of the Picture, Licensor in the name and on behalf of any such Primary Licensor, represents, warrants and covenants) that: (i) the Picture does not and shall not contain any visual depiction that is child pornography [as defined in 18 U.S.C. § 2256(8)] or is actual sexually explicit conduct [within the definitions in clauses (i) through (iv) of 18 U.S.C. § 2256(2)(A)]; (ii ) Licensor (or said Primary Licensor) meets all of the eligibility requirements for the safe harbor certification set forth in 18 U.S.C. § 2257A(h)(1) and 28 C.F.R. § 75.9(a)(1)-(3); (iii) Licensor (or said Primary Licensor) regularly and in the normal course of business collects and maintains, and with respect to the Picture, shall collect and maintain, individually identifiable information regarding all performers, including minor performers, employed by Licensor (or said Primary Licensor), pursuant to tax, labor, and other laws, labor agreements or otherwise pursuant to industry standards, where such information includes the name, address and date of birth of the performer, in accordance with 28 C.F.R. § 75; (iv) upon receipt of a written demand from TWC with respect to one or more performer(s) in the Picture, Licensor shall promptly deliver to TWC copies of the individually identifiable information collected and maintained by Licensor with respect to such performer(s); (v) Licensor (or said Primary Licensor) has filed, or shall file, by the deadlines established in 28 C.F.R. § 75.9(e), with the Attorney General of the United States of America the certification (substantially in the form set forth in the Delivery Schedule) provided under 18 U.S.C. § 2257A(h) and 28 C.F.R. § 75.9, and shall provide TWC with a true, correct and complete copy of said certification, by the earlier of: (A) promptly upon the filing of such certification with the U.S. Attorney General; (B) Delivery of the Picture; or (C) upon request; and (vi) the definitions set forth in 18 U.S.C. § 2257, 18 U.S.C. § 2257A, 28 C.F.R. § 75 and the explanatory notes by the Department of Justice of the United States of America in 73 Fed. Reg. 77432 et seq. (Dec. 18, 2008) apply to the foregoing warranty, representation and covenant.

22. Severability: In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

23. Separate Counterparts: This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall constitute an original, but all of which when taken together shall constitute but one contract. Delivery of an executed counterpart of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

24. Entire Agreement: This Agreement sets forth the entire agreement between the parties with respect to the subject matter hereof, and upon the full execution hereof, shall supersede and replace all prior and/or contemporaneous written or oral agreements pertaining hereto (including, without limitation, the short form agreement executed between the parties) and can only be modified by a writing signed by both parties provided, for purposes of clarification this Agreement shall not supercede or replace the fully executed Confidentiality Agreement dated as of December 1st, 2009 between the parties, which Confidentiality Agreement remains in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized officers as of the date first above written.

THE WEINSTEIN COMPANY LLC

By:	/s/ David Glasser

Its:	PRESIDENT INTERNATIONAL

Accepted and Agreed:

THE FILM DEPARTMENT LLC

By:	/s/ Neil Sacker

Its:	President & COO

EXHIBIT A
SHORT FORM ASSIGNMENT
For good and valuable consideration, receipt of which is hereby acknowledged,                                           (“Assignor”) hereby sells, grants, conveys, transfers and assigns to The Weinstein Company LLC (“Assignee”), its successors, licensees and assigns, exclusively, the “Rights” throughout the “Territory” for the duration of the “License Term” (all as defined on the attached Schedule 1 attached hereto and incorporated herein) in and to the motion picture currently entitled “                           ” (the “Picture”), including the exclusive distribution rights under copyright in the Territory to the extent held by Assignor.
This Assignment of Copyright is made expressly subject to the terms and conditions contained in the Amended and Restated Exclusive Output Distribution Agreement dated as of December 24, 2009 between The Film Department LLC and Assignee (“Output Agreement”). Assignor hereby agrees to be bound by and adhere to all the terms and conditions of the Output Agreement solely with respect to the Picture.
This Assignment is made and entered into as of
IN WITNESS WHEREOF, Assignor has caused this Assignment to be duly executed as of the date written above.

By:
Title
On                     , 200___, before me,                     , a Notary Public in and for the State, personally appeared                                         , known to me personally (or proved to me on the basis of satisfactory evidence) to be the person who executed the within instrument, as the                              of the corporation that executed the within instrument, and acknowledged to me that such corporation executed the within instrument pursuant to its by-laws and consent of its board of directors.
WITNESS my hand and official seal

Notary Public for
The State of:

SCHEDULE 1 to Short Form Assignment
The “TERRITORY” shall be defined as: the United States, the Bahamas, Bermuda and Caribbean Basin, and their respective territories and possessions, including, without limitation, Guam, Puerto Rico, the U.S. Virgin Islands, the Caroline Islands, American Samoa, Northern Marianas Islands and Wake Islands; provided Assignee’s Theatrical Rights and Free Television Rights in the Bahamas and Bermuda shall be on a non-exclusive basis; provided further that Assignee’s rights in the Caribbean Basin shall be limited solely to the Pay TV Rights and shall be on a non-exclusive basis.
The “LICENSE TERM” shall be defined as: Commencing as of the date of the Short Form Assignment and continue through the expiration of the Third Window for such Picture; provided that notwithstanding the foregoing the License Term shall be automatically extended for the duration of any and all existing grants and/or licenses to third parties by TWC pursuant to this Agreement with respect to such Picture.
The “RIGHTS” shall be defined as: Collectively, the exclusive right to exploit the Theatrical Rights, Pay TV Rights and Free TV Rights in the Pictures (including, to the extent necessary to exploit the Rights, the copyright therein) in all languages in which motion pictures are customarily distributed in the Territory (subtitled and/or dubbed), and the right to advertise, publicize and promote any and all of the foregoing.
Theatrical Rights means the right to distribute motion pictures theatrically as such term is commonly understood in the U.S. motion picture industry. Pay TV Rights means the right to distribute motion pictures pursuant to a “Pay Television Service”. Pay Television Service means a subscription programming service, which service (a) is not an advertiser-supported basic cable or broadcast television network, and (b) is available alone or in a package with other services for which a consumer in a home or other non-public area is required to pay a fee (which fee, when such service is available via what is currently known as “cable” television, is generally in addition to the charge for access to “basic” or “expanded basic” programming) for the right to receive such service(s) on a monthly basis, provided however, that with respect to a consumer in a hotel or motel, such consumer is not required to pay a separate fee for the right to receive such service and there is no requirement that such service be available to such consumer on a monthly basis. In no event shall a Pay Television Service make pictures available to consumers on a Pay-Per-View or other “pay-per-film” economic basis. A Pay Television Service may be made available (I) in a sequentially scheduled “linear” format (whereby all viewers accessing such Pay Television Service at a given point in time in a given time zone (e.g. eastern time zone) would be able to view the same exhibition of the same program at such point in time) and/or (II) on an “on demand” access basis (whereby a given viewer has discretion to select the time(s) for viewing of a given program or group of programs featured on such Pay Television Service.) Free TV Right means (A) a linear, scheduled exhibition over television broadcast stations, whether network stations or independent stations, where no charge is made to the viewer; and/or (B) linear, scheduled exhibition by any means of electronic or digital distribution including but not limited to satellite, cable television, internet, IPTV and/or wireless, for which subscribing members of the public pay for the transmission service provided by the satellite, cable system, internet provider, or wireless carrier; and/or (C) so-called “free on demand” exhibition by any distribution medium or means provided that such rights are associated with the license of rights described in the foregoing clauses (A) and/or (B).

EXHIBIT B
DELIVERY SCHEDULE

SCHEDULE 1
DEFINITIONS
1.	“Eligible Pictures” means each motion picture (1) for which Licensor, produces, co-produces, finances, owns or controls the “Rights” in the “Territory” during the “Term” (as all such terms are defined herein); (ii) that when produced is intended to be “Initially Theatrically Released” (as defined herein) during the Term on at least two hundred (200) screens simultaneously at some point during its theatrical release prior to commercial exploitation in any other media; and (iii) is at least 85 minutes in length (including main and end credits). Provided the motion picture “Earthbound” is at least 85 minutes in length, such picture is acknowledged to be an “Eligible Picture” hereunder. Notwithstanding the foregoing, the following motion pictures shall be excluded from the definition of Eligible Pictures: (A) documentary, (B) black & white, (C) foreign language or primarily foreign language, (D) concert, filmed stage play and clip-compilation films, (E) films that are not rated by the MPAA or films with a rating more restrictive than MPAA “R”, (F) films that contain any depiction of “Explicit Sexual Conduct” (where “Explicit Sexual Conduct” means, collectively, human sexual intercourse including genital-genital, oral-genital, anal-genital, or oral-anal, whether between those of same or opposite sex, bestiality, masturbation, or sadistic or masochistic abuse), with respect to which depiction the performer(s) were actually engaged in the applicable act while being filmed, and (G) motion pictures that would otherwise qualify as Eligible Pictures hereunder for which Licensor acquired rights in such picture after the commencement of principal photography (“Acquired Pictures”). For purposes of clarification, Eligible Pictures may include motion pictures for which Licensor acquired rights prior to the commencement of principal photography for such motion picture provided that the criteria for “Eligible Pictures” is otherwise satisfied. “Initial Theatrical Release” (and its variations, e.g., “Initially Theatrically Released”) shall mean the first day of general commercial theatrical release in the United States, excluding only preview, sneak and/or Academy Award qualification exhibitions. Notwithstanding anything to the contrary set forth above, with respect to (x) animated motion pictures, (y) motion pictures with an MPAA rating of “G”, and/or (z) motion pictures that contain any depiction of (a) lascivious exhibition of a performer’s genitals or pubic area or (b) “Simulated” Explicit Sexual Conduct (where “Simulated” means that the applicable act is depicted in a manner such that the ordinary viewer would conclude that the performer(s) actually engaged in such act notwithstanding that they did not actually do so and expressly excludes conduct that is merely suggested), TWC has the exclusive option in its sole discretion to determine whether or not to include any such pictures as “Eligible Pictures”. TWC shall make its election in writing to Licensor within forty five (45) days following its receipt from Licensor of a screener DVD copy of such Eligible Picture.

2.	“Pictures” means, collectively (and each, a “Picture”), (i) the first seven (7) Eligible Pictures which are actually Initially Theatrically Released during each calendar year of the Term on at least two hundred (200) screens simultaneously at some point during its theatrical release prior to exploitation in any other media; and (ii) any “Designated Pictures” (as defined herein). TWC shall have the exclusive option, in its sole discretion, of designating as “Pictures” hereunder any Eligible Pictures Initially Theatrically Released on at least two hundred (200) screens during any calendar year of the Term in excess of seven (7), and/or any Acquired Pictures (all pictures for which TWC exercises its foregoing option are referred to as “Designated Pictures”). With respect to each potential Designated Picture, TWC shall make its election in writing to Licensor within forty five (45) days following its receipt from Licensor of a screener DVD copy of the completed version of such picture. With respect to any Eligible Picture which TWC has not elected as a Designated Picture, TWC shall nonetheless consider in good faith, upon Licensor’s written request and on a picture-by-picture basis, entering into a separate distribution arrangement with Licensor on terms to be negotiated in good faith; provided that the failure to enter into such separate agreement shall not be a breach hereof. For purposes of clarification, after the selection process for Designated Pictures has been completed with respect to an applicable motion picture, if TWC does not select such motion picture as a Designated Picture, then TWC shall have no further rights to such picture, and Licensor may freely license such picture to a third party.

3.	The “Rights” mean, collectively, the exclusive right to exploit the “Theatrical Rights”, “Pay TV Rights” and “Free TV Rights” in the Pictures (including, to the extent necessary to exploit the “Rights”, the copyright therein) in all languages in which motion pictures are customarily distributed in the Territory (subtitled and/or dubbed), and the right to advertise, publicize and promote any and all of the foregoing.
a.	“Theatrical Rights” means the right to distribute motion pictures theatrically as such term is commonly understood in the U.S. motion picture industry.

b.	“Pay TV Rights” means the right to distribute motion pictures pursuant to a “Pay Television Service”. “Pay Television Service” means a subscription programming service, which service (a) is not an advertiser-supported basic cable or broadcast television network, and (b) is available alone or in a package with other services for which a consumer in a home or other non-public area is required to pay a fee (which fee, when such service is available via what is currently known as “cable” television, is generally in addition to the charge for access to “basic” or “expanded basic” programming) for the right to receive such service(s) on a monthly basis, provided however, that with respect to a consumer in a hotel or motel, such consumer is not required to pay a separate fee for the right to receive such service and there is no requirement that such service be available to such consumer on a monthly basis. In no event shall a Pay Television Service make pictures available to consumers on a Pay-Per-View or other “pay-per-film” economic basis. A Pay Television Service may be made available (I) in a sequentially scheduled “linear” format (whereby all viewers accessing such Pay Television Service at a given point in time in a given time zone (e.g. eastern time zone) would be able to view the same exhibition of the same program at such point in time) and/or (II) on an “on demand” access basis (whereby a given viewer has discretion to select the time(s) for viewing of a given program or group of programs featured on such Pay Television Service.)

c.	“Free TV Rights” means (A) a linear, scheduled exhibition over television broadcast stations, whether network stations or independent stations, where no charge is made to the viewer; and/or (B) linear, scheduled exhibition by any means of electronic or digital distribution including but not limited to satellite, cable television, internet, IPTV and/or wireless, for which subscribing members of the public pay for the transmission service provided by the satellite, cable system, internet provider, or wireless carrier; and/or (C) so-called “free on demand” exhibition by any distribution medium or means provided that such rights are associated with the license of rights described in the foregoing clauses (A) and/or (B).
4.	For each Picture individually, subject to Paragraph l(e) of the Agreement, the “License Term” shall commence as of the date of the Short Form Assignment for such Picture and continue through the expiration of the “Third Window” (as defined herein) for such Picture; provided that notwithstanding the foregoing the License Term shall be automatically extended for the duration of any and all existing grants and/or licenses to third parties by TWC pursuant to this Agreement with respect to such Picture.

SCHEDULE 2
CREATIVE RIGHTS
     (a) Creative Decisions: The parties shall meaningfully consult with one another concerning all key creative decisions in connection the development, production, post production, marketing, promotion and distribution of each motion picture intended to be or which may become an Eligible Picture or a Picture hereunder including, without limitation, with respect to the engagement of writers, directors, cast and key production crew, screenplays, editing and cutting, and the creation of marketing materials and campaigns. In the event of a disagreement between the parties as to any of the foregoing decisions or any other creative matters, Licensor shall have control and may exercise such decision, provided that notwithstanding anything to the contrary, Licensor shall not have any approval rights with respect to the exploitation of the Pay TV Rights for each Picture, which Pay TV Rights shall be exploited in accordance with the terms of this Agreement. For the avoidance of doubt, TWC shall not have any approval rights with respect any of the foregoing decisions.
     (b) Business Decisions: The parties shall meaningfully consult with one another concerning all key business decisions in connection with each motion picture intended to be or which may become an Eligible Picture or a Picture hereunder including, without limitation, with respect to the production budget, talent agreements, third party participations, P&A Budgets, P&A Cashflow, initial release date and pattern (including number and identity of theaters), marketing campaigns and the amount of the Free TV license fee obtained by TWC pursuant to this Agreement. In the event of a disagreement between the parties as to any of the foregoing decisions or any other business decisions, Licensor shall have control and may exercise such decision and/or, subject to the other terms of this Agreement, may instruct TWC as to such business decision; provided that notwithstanding anything to the contrary Licensor shall not have any approval rights with respect to the exploitation of the Pay TV Rights for each Picture or any third party agreement in connection with the Pay TV Rights or the Theatrical Rights, which rights shall be exploited in accordance with the terms of this Agreement. For the avoidance of doubt, except as may otherwise be expressly set forth in this Agreement, TWC shall not have any approval rights with respect any of the foregoing decisions. Notwithstanding the foregoing, for all services rendered by TWC hereunder TWC shall use its vendors and/or labs (in TWC’s discretion but at Licensor’s expense at the actual cost charged by such vendors to TWC for the applicable services) for the servicing, replication and shipping of all prints and marketing materials (including without limitation, print management, print services, digital cinema services and marketing services).

SCHEDULE 3
PAY TV WINDOWS, INTERVALS AND RESTRICTIONS
     (a) First Window: The “First Window” for each Picture shall be eighteen (18) months and shall commence twelve (12) months after such Picture’s Initial Theatrical Release; provided that with respect to up to two Pictures Initially Theatrically Released in each calendar year of the Term, TWC may in its sole discretion delay the commencement of such Picture’s First Window until a date which is no later than fifteen (15) months after such Picture’s Initial Theatrical Release. During the First Window, each Picture may be exhibited on an unlimited number of “Exhibition Days” (i.e., any period of 24 consecutive hours) on an “on-demand” basis and on up to 400 Exhibition Days over all linear channels of “TWC’s Pay Television Service” (as defined below). Prior to the commencement of the First Window, a Picture (including any and all versions thereof) may be exploited solely by means of Theatrical, “Non- Theatrical”, “Pay-Per-View”, “Video-On-Demand”, “Home Video” and “Video Downloading” distribution (as such terms are defined below). During the First Window, a Picture (including any and all versions thereof) may be exploited (other than by TWC’s Pay Television Service) solely by means of Theatrical, Non-Theatrical, Home Video and Video Downloading distribution, and solely during the last six (6) months of a Picture’s First Window, a Picture (including any and all versions thereof) may also be exploited by means of Pay-Per-View and Video-On-Demand.
     (b) Definitions: (i) “Home Video” distribution means the physical distribution of physical devices, including but not limited to audio-visual cassettes, videotapes, digital video discs and laser discs, containing a copy of a motion picture, for the intended purpose of non-commercial viewing of such motion picture by consumers in their places of dwelling on videocassette or videodisc players (or on any functionally equivalent audiovisual apparatus now known or hereafter invented). (ii) “Video Downloading” means the electronic or other non-tangible transmission of a single motion picture (including bonus features and/or other added-value audio visual materials) to a device in the home or other place of dwelling for storage on such device (or at the recipient’s election, outside such dwelling in a so-called “digital locker”) under circumstances whereby the recipient of such transmission purchases, in exchange for the payment of a distinct, material and separate non-recurring fee which non-recurring fee does not include the receipt by such recipient of any other motion picture(s), program(s), product(s) or service(s), a permanent license to access and view a copy of such stored motion picture (including, without limitation, the right to view such copy of such motion picture an unlimited number of times on such device or any other device to which such consumer is permitted to transfer the motion picture as part of the initial license). (iii) “Pay-Per-View” means the electronic or other non-tangible transmission of a motion picture (but only for viewing by an individual consumer in his place of dwelling or other non-public or non-common space), whereby a consumer purchases, on a fee-per-individual motion picture basis, the right to view a single exhibition (or multiple exhibitions within a single, continuous 48- hour period) of such motion picture in circumstances where such consumer accesses and views such exhibition(s) at a time(s) scheduled by a Pay-Per-View distributor. (iv) “Video-On-Demand” means the electronic or other non-tangible transmission of a motion picture (but only for viewing by an individual consumer in his place of dwelling or other non-public or non-common space), whereby a consumer purchases, on a fee-per-individual motion picture basis, the right to view a single exhibition (or multiple exhibitions within a single, continuous 48-hour period) of such motion picture in circumstances where such consumer accesses and views such exhibition(s) at a time(s) selected by a consumer in such consumer’s discretion. (v) “Non-Theatrical” exhibition means exhibition of a motion picture (other than by means of Theatrical distribution) for viewing by groups of people in public or in common areas of venues (such as hospital day rooms and auditoriums in educational and institutional facilities and in public or private areas of common carriers, such as airplanes, cruise ships, trains, hotels, motels, military bases, oil rigs, etc.), so long as such exhibition of a motion picture is not part of an exhibition of a collection or package of motion pictures and/or other programming available to a consumer or end user. (vi) “TWC’s Pay Television Service” means the applicable licensee to whom TWC licenses the Pay TV Rights in a Picture. Notwithstanding anything herein, Pictures transmitted or delivered by TWC’s Pay Television Service on an “on-demand” basis may contain advertisements so long as such advertisements are not exhibited immediately prior to, after the selection of, during or immediately following the exhibition of a Picture on such “on-demand” services.
     (c) Second Window: The “Second Window” shall be twelve (12) months with respect to Pictures Initially Theatrically Released during 2010, and nine (9) months for Pictures Initially Theatrically Released thereafter. The Second Window for each Picture will commence six (6) years and sixty (60) days following the conclusion of its First Window, provided however TWC may elect in its sole discretion to start a Picture’s Second Window on a date that is not earlier than one (1) year and sixty (60) days following the conclusion of such Picture’s First Window. During the Second Window, a Picture may be exhibited on an unlimited number of Exhibition Days on an “on-demand” basis and on up to 250 Exhibition Days over all linear channels of TWC’s Pay Television Service. During the Second Window, a Picture (including any and all versions thereof) may be exploited (other than by TWC’s Pay Television Service) solely by means of Theatrical, Non-Theatrical, Home Video and Video Downloading distribution, and solely during the last six (6) months of a Picture’s Second Window, such Picture (including any and all versions thereof) may also be exploited by means of Pay-Per-View and Video-On- Demand.
     (d) Third Window: The “Third Window” shall be six (6) months, commencing on the date which is six (6) years and sixty (60) days following the conclusion of each Picture’s Second Window, provided however TWC may elect in its sole discretion to start a Picture’s Third Window on a date that is not earlier than one (1) year and sixty (60) days following the conclusion of such Picture’s Second Window. During the Third Window, a Picture may be exhibited on an unlimited number of Exhibition Days on an “on-demand” basis and on up to 150 Exhibition Days over all linear channels of TWC’s Pay Television Service. During the Third Window, a Picture (including any and all versions thereof) may be exploited (other than by TWC’s Pay Television Service) solely by means of Theatrical, Non-Theatrical, Home Video and Video Downloading distribution, as well as on a third-party Pay Television Service.
     (e) Intervals: Subject to the “Black-Out Periods” described below, during the period between the First Window and Second Window for each Picture (the “First Interval”), a Picture may be exploited in any and all media other than on a third-party Pay Television Service or other similar subscription service, and solely after the expiration of the first year of such First Interval, TWC may also exploit such Picture by means of a third-party Pay Television Service or other similar subscription service that is solely made available on an “on-demand” access basis subject to certain restrictions (the foregoing prohibition shall not be construed to preclude TWC from selling, licensing or exhibiting such Pictures (or any version thereof) on the “on demand” services of an advertiser-supported basic cable or broadcast television network such as, for example, TBS, Turner, AMC, A&E and other similar channels). Subject to the Black-Out Periods, during the period between the Second Window and Third Window for each Picture (the “Second Interval”), a Picture may be exploited in any and all media including, without limitation, on a third-party Pay Television Service.
     (f) Advertising/Promotion Restrictions: Neither TWC nor Licensor (nor any of their licensees) shall advertise, promote or publicize, or authorize the advertisement, promotion or publicity of, any exhibition of any Picture (or any version thereof) in the Territory which is to occur during the First Interval earlier than the commencement of such First Interval (and in no event shall any such advertisement, promotion or publicity occur during such Picture’s First Window or Second Window),

Neither TWC nor Licensor (nor any of their licensees) shall advertise, promote or publicize, or authorize the advertisement, promotion or publicity of, any exhibition of a Picture (or any version thereof) in the Territory which is to occur during the Second Interval earlier than the commencement of such Second Interval (and in no event shall any such advertisement, promotion or publicity occur during such Picture’s Second Window or Third Window). Neither TWC nor Licensor shall advertise, promote or publicize, or authorize the advertisement, promotion or publicity of, any exhibition of a Picture (or any version thereof) on a third-party Pay Television Service in the Territory which is to occur during the Third Window for such Picture, earlier than the date on which TWC’s Pay Television Service is permitted to advertise, publicize and promote such Picture in connection with such Picture’s exhibition on such service during its Third Window. Nothing contained in this Paragraph shall prohibit TWC and Licensor (as applicable) from advertising, promoting or publicizing, or authorizing the advertisement, promotion or publicity of, (x) the Theatrical, Non-Theatrical, Home Video and Video Downloading distribution of each Picture in the Territory at any time, or (y) the Pay-Per-View and Video-On-Demand exhibition of each Picture in the Territory at any time during the last six (6) months of such Picture’s First Window or Second Window or in the Black-Out Period immediately following such First Window or Second Window, or (z) the exhibition of each Picture in the Territory on a third-party Pay Television Service during such Picture’s Third Window.
     (g) Previews: Each Picture may be exhibited during five (5) national previews, in the aggregate, during each of the First, Second and Third Windows for such Picture. With respect to non-national previews, TWC’s Pay Television Service will not authorize a Picture to be exhibited during more than six (6) such previews during each of the First, Second and Third Windows for such Picture per channel of TWC’s applicable Pay Television Service in a given system of a given distributor. Notwithstanding the foregoing, during each of the First, Second and Third Windows for a Picture, TWC’s Pay Television Service will not authorize such Picture to be exhibited during more than two (2) national previews during a given window for such Picture “on demand” (with each of such “on demand” previews being a maximum of five (5) consecutive days’ duration).
     (h) Black-Out Periods: Following each of the First Window and the Second Window with respect to each Picture, and preceding each of the Second Window and Third Window with respect to each Picture, there shall be a “Black-Out Period” of thirty (30) days during which such Picture (including any and all versions thereof) may be exploited solely by means of Theatrical, Non-Theatrical, Home Video and Video Downloading distribution (and, during the Black-Out Periods following each of the First Window and Second Window, Pay-Per-View and Video-On-Demand).
     (i) Miscellaneous: The parties acknowledge that certain customary terms and conditions exist (as the same may be amended, extended, and/or restated) between TWC and TWC’s Pay Television Service including, without limitation, as to items to be delivered in connection with each Picture; use of company names/logos in connection with exploitation of the Pay TV Rights; representations, warranties and indemnities to be given to TWC’s Pay Television Service as to the rights in and to the Pictures; and events of force majeure. Licensor agrees to accept and comply with such terms, and to undertake responsibility for same, insofar as the Pictures are concerned. Notwithstanding the foregoing, the parties agree that the Pay TV Rights granted to TWC hereunder with regard to windows, intervals, black-out periods and holdbacks shall be materially consistent with the terms generally applicable to other TWC pictures licensed to TWC’s Pay Television Service and that, in the event TWC’s Pay Television Service modifies any of the foregoing terms or definitions for other motion pictures licensed to it by TWC, such modifications shall apply to the Pictures in the same manner as such modifications apply to other TWC pictures licensed to TWC’s Pay Television Service.

SCHEDULE 4
GROSS RECEIPTS
(a) Definition of Gross Receipts — “Gross Receipts” means, collectively, all “Theatrical GR”, “Pay TV GR” and “Free TV GR” (as such terms are defined herein), subject to TWC’s customary “gross receipts exclusions” as set forth in Paragraph (a)(iv) below. TWC makes no representation or warranty as to the amount or sufficiency of Gross Receipts. For purposes of clarification, if TWC enters into a transaction with respect to the distribution of a Picture with any affiliate company, the arrangement shall be an arms length transaction in accordance with the motion picture industry’s customary business practices. Upon payment thereof to TWC, all Gross Receipts shall be deposited in the first instance in TWC’s segregated account prior to being disbursed as set forth herein.
          (i) “Theatrical GR” means all non-refundable sums actually received by or credited to TWC or its affiliates from exploitation of the Theatrical Rights in the Pictures during the License Term. Theatrical GR shall be calculated on an “at source” basis (i.e., at the level of the direct distributor or sub-distributor, but not at the level of the end user [e.g., theatrical exhibitor, television network, etc.]), notwithstanding whether TWC or any sub-distributor is the first source.
          (ii) “Pay TV GR” means with respect to each Picture the applicable license fees set forth on the following chart to the extent actually earned and received by TWC during the License Term (and for purposes of this Agreement, “U.S. Film Rentals” means, on a Picture-by-Picture basis, the amount of Theatrical GR actually earned, collected and retained by TWC in the first 12 months following

U.S. Film Rentals	% Fee	License Fee (at max)	Cumulative
$0 - $5,000,000	49.50%	$2,475,000	$2,475,000
$5,000,000 - $10,000,000	34.20%	$1,710,000	$4,185,000
$10,000,000 -$20,000,000	26.10%	$2,610,000	$6,795,000
$20,000,000 - $30,000,000	13.05%	$1,305,000	$8,100,000
$30,000,000 - $42,500,000	11.70%	$1,463,000	$9,563,000
$42,500,000 - $54,000,000	9.00%	$1,035,000	$10,598,000
such Picture’s Initial Theatrical Release):
          (iii) “Free TV GR” means all non-refundable sums actually received by or credited to TWC or its affiliates from exploitation of the Free TV Rights in the Pictures during the License Term.
          (iv) TWC’s “gross receipt exclusions” means box office receipts, concession receipts, entrance or ride receipts or any other receipts of any theatre or other exhibitor or any theme park and receipts of: broadcasters and other transmitters, including, but not limited to, radio and television (e.g., free, pay, basic cable and pay-per-view) by any means or device, whether now known or hereafter devised including, but not limited to, over-the-air, cable, closed circuit, satellite, microwave, laser and the like; book or music publishers; entities who make payments to music publishers; wholesale or retail distributors, licensors or sellers of phonograph records, printed editions of music, audio-visual cassettes, DVD’s, laser discs, video discs or any similar devices hereafter devised; record companies and retailers or any other similar user, whether or not any or all of such foregoing entities are owned, operated or controlled in whole or in part by TWC or its affiliates; (ii) Amounts collected as taxes for payment of taxes as admission, sales, use or value-added taxes; (iii) Film rental contributed to charitable organizations; (iv) Receipts from “Subsequent Productions” (i.e., productions such as theatrical or direct-to-video prequels, sequels, remakes, television series and productions, stage plays, or other productions based in whole or in part upon an Eligible Picture or any element thereof) or any other derivative works

(e.g., live stage plays); (v) The amounts of all adjustments, credits, allowances (other than advertising allowances) rebates and refunds given or made to sub-distributors, exhibitors and licensees; provided that all such adjustments, credits, etc. shall be commercially reasonable and made in good faith. To the extent such amounts represent a return of amounts previously included in Gross Receipts, an appropriate adjustment shall be made.
     (b) Distribution Fee: “Distribution Fee” means 5% of Gross Receipts (inclusive of subdistributor fees, if any); provided, however, that if aggregate U.S. Film Rentals for Pictures Initially Theatrically Released in any given calendar year of the Term exceeds $37,500,000 (calculated based on the total number of Pictures Initially Theatrically Released in a given year, regardless of when the Theatrical GR for such Pictures are actually received), the Distribution Fee shall be prospectively reduced to 2.5% solely with respect to Theatrical GR in excess of $37,500,000 for the Pictures Initially Theatrically Released in such calendar year. For the avoidance of doubt, the Distribution Fee on Pay TV GR and Free TV GR shall always remain at 5% irrespective of the amount of U.S. Film Rentals.
     (c) Application of Gross Receipts — Gross Receipts shall be applied on a continuing and rolling basis as follows: (i) first, to TWC in the amount of the applicable Distribution Fee, and (ii) then 100% to Licensor. TWC shall be entitled to deduct withholding and any other applicable tax on any amounts due and payable to Licensor, if such tax is required by law. Notwithstanding the foregoing, TWC will pay Licensor its share of Pay TV GR as follows: (a) 2/3 within five (5) business days following the date which is sixty (60) days after the commencement of the First Window and (b) 1/3 five (5) business days following the date which is twelve (12) months after the date on which the first payment is due. In the event Licensor does not receive timely payment of Pay TV GR and TWC fails to cure such failure within five (5) business days after receipt of written notice from Licensor, Licensor shall have the right to prospectively terminate this Agreement (i.e., as to Pictures the Rights to which have not yet formally been transferred to TWC) subject to any and all existing grants and/or licenses to third parties.
     (d) Third Party Participations/Residuals — Licensor shall be solely and exclusively responsible for the calculation, accounting and payment of any and all third party participations (whether in the form of percentage contingent compensation, deferments, bonuses or otherwise) and guild-mandated residual and supplemental market payments (if any) that become payable by reason of the exploitation of the Picture in the Territory, and Licensor does hereby indemnify and hold TWC harmless with respect to any claims by any person or entity in connection with any such payment.
     (e) Cross-Collateralization — All Gross Receipts with respect to each Picture shall be cross-collateralized among all media and all territories comprising the Territory but shall not be cross-collateralized with other Pictures or with any other motion pictures.

Schedule 5
Credits
In the event Licensor requests one or more changes in the credit provisions, TWC agrees to give good faith consideration to any such requests. Without limitation of the foregoing, TWC agrees upon Licensor’s written request to ask TWC’s Pay Television Service to approve a modification to the credits allowing Licensor’s credit to appear in first position. In the event such request is denied, TWC agrees that Licensor’s credit shall appear more prominently than TWC’s (e.g., larger and/or of longer duration) in a manner to be mutually agreed by the parties in good faith.

Schedule 6
Termination
Each of Licensor and TWC shall have a right (but not the obligation) solely for 30 days following the occurrence of one of the following events, to terminate this Agreement prospectively (and such termination shall expressly not apply to any Picture for which the Rights were granted to TWC prior to the date of such termination) effective upon written notice to the other party (within such 30 day period) in the event that (i) TWC ceases to carry on business as a motion picture distributor or (ii) an “Insolvency Event” (as defined below) has occurred for either party hereto; provided that in the event of any such termination, TWC shall be entitled to its share of Gross Receipts (as set forth in the Agreement) for all Pictures for which the Rights were granted to TWC prior to the date of such termination and Licensor’s representations and warranties and indemnification obligations hereunder shall survive any such termination.
As used herein, “Insolvency Event” means with respect to either party, the occurrence of the following: (a) (i) a case or other proceeding shall be commenced, without the application or consent of such person, in any court, seeking the liquidation, reorganization, debt arrangement, dissolution, winding up, or composition or readjustment of debts of such person, the appointment of a trustee, receiver, custodian, liquidator, assignee, sequestrator or the like for such person of all or substantially all of its assets, or any similar action with respect to such person under any law relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts, or an order for relief in respect of such person shall be entered in an involuntary case under the United States federal bankruptcy laws or other similar laws now or hereafter in effect in any jurisdiction, or (ii) such person shall commence a voluntary case or other proceeding under any applicable bankruptcy, insolvency, reorganization, debt arrangement, dissolution or other similar law now or hereafter in effect in any jurisdiction, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee (other than a trustee under a deed of trust, indenture or similar instrument), custodian, sequestrator (or other similar official) for, such person or for any substantial part of its property; and (b) provided such filing or proceeding is involuntary, such case or proceeding shall continue undismissed, or unstayed and in effect, for a period of forty five (45) consecutive days.

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